EXHIBIT 21.1

ALLOY, INC. SUBSIDIARIES AND AFFILIATES

Company Name	Place of Organization
ALLOY, INC.	DELAWARE

ARMED FORCES COMMUNICATIONS, INC.	NEW YORK

ALLOY EDWARD ACQUISITION SUB, INC.	DELAWARE

ALLOY MEDIA, LLC	DELAWARE

ALLOY MARKETING AND PROMOTIONS, LLC	DELAWARE

ALLOY MALL MARKETING SERVICES, LLC	DELAWARE
(in the process of dissolution)

INSITE ADVERTISING, INC.	NEW YORK

ON CAMPUS MARKETING, LLC	DELAWARE

SCONEX, LLC	DELAWARE

CANAL PARK, LLC	DELAWARE

DX COMPANY, INC.	DELAWARE

CARE PACKAGES, LLC	DELAWARE

COLLEGIATE CARPETS, LLC	DELAWARE

TRIPLE REWARDS, LLC	DELAWARE

MPM HOLDING, INC.	DELAWARE

THE STAFFING AUTHORITY, LLC	DELAWARE

CHANNEL ONE, LLC ( fka ALLOY C1 ACQUISITION, LLC)	DELAWARE

ALLOY ENTERTAINMENT, LLC	DELAWARE

26TH STREET DEVELOPMENT, LLC	DELAWARE

GUYS WITH BOOKS ENTERTAINMENT CO.	DELAWARE